As filed with the Securities and Exchange Commission on May , 2000
                                              Registration No. 333-


              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549
                             FORM S-3
       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                     MONONGAHELA POWER COMPANY
       (Exact name of Registrant as specified in its charter)

            Ohio                              13-5229392
(State or other jurisdiction of              (I.R.S. Employer
incorporation or organization)               Identification No.)


                 1310 Fairmont Avenue,  P.O. Box 1392
                       Fairmont, WV  26555-1392
                          (304) 366-3000
  (Address, including zip code, and telephone number, including area code, of Registrant=s principal executive offices)
                     Thomas K. Henderson, Esq.
                          Vice President
                       Allegheny Energy, Inc.
                       10435 Downsville Pike
                    Hagerstown, MD  21740-1766
                          (301) 790-3400
  (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             Copies to:

Robert E. Buckholz, Jr., Esq.                Raymond W. Wagner, Esq.
Sullivan & Cromwell                          Simpson Thacher & Bartlett
125 Broad Street                             425 Lexington Avenue
New York, New York  10004-2498               New York, New York  10017-3954
(212) 558-4000                               (212) 455-2000


        Approximate date of commencement of proposed sale to the public:
     From time to time after the effective date of this Registration
Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.9
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933,other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.9
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.9
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ?
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.9

                            CALCULATION OF REGISTRATION FEE


                                         Proposed Maximum      Proposed
Title of Each Class     Amount to be     Offering Price        Maximum Aggregate       Amount of
of Securities to be     Registerd(1)     Per Unit(2)(3)        Offering Price(2)(4)    Registration Fee(5)
Registered

First Mortgage Bonds    $253,475,000      100%                 $253,475,000            $66,917
and Unsecured Debt
Securities



(1) Or, if any debt securities (a) are denominated or payable in a foreign or composite currency or currencies, such principal amount as shall result in an aggregate initial offering price equivalent to $300,000,000 at the time of the initial offering, (b) are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $300,000,000, or (c) are issued with their principal amount payable at maturity to be determined with reference to a currency exchange rate or other index, such principal amount as shall result in an aggregate initial offering price of $300,000,000.
(2) Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee.
(3) The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with, and at the time of, the issuance by the Registrant of the securities registered hereunder.
(4) Excluding accrued interest and accrued amortization of discount, if any, to the date of delivery.
(5) Pursuant to Rule 429, $46,525,000 of debt securities are being carried forward, for sale under the Prospectus filed herewith. Of these $46,525,000 of debt securities, $1,000,000 of debt securities are being carried forward from Registration Statement No. 333-31493, for which the registrant paid a filing fee of $304, $44,000,000 of debt securities are being carried forward from Registration Statement No. 33-59131, for which the registrant paid a filing fee of $15,172 and $1,525,000 of debt securities are being carried forward from Registration Statement No.
33-56262, for which the registrant paid a filing fee of $477.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                SUBJECT TO COMPLETION, DATED MAY 31, 2000

                              $300,000,000

                      Monongahela Power Company

                          First Mortgage Bonds
                       Unsecured Debt Securities


We may offer from time to time up to $300,000,000 of our debt securities. These securities may be either first mortgage bonds, secured by a mortgage on our assets, or unsecured debt securities. When we offer these securities, we will provide you with a prospectus supplement describing the terms of the specific issue, including the offering price and whether the securities are secured.

You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We may sell these securities to underwriters, through agents or directly to other purchasers. The prospectus supplement will include the names of any underwriters or agents.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the first mortgage bonds and unsecured debt securities we may offer. In this prospectus, we refer to the first mortgage bonds and unsecured debt securities collectively as "Securities".

     Each time we sell Securities, we will provide a "prospectus supplement" that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described in the section entitled "Where You Can Find More Information" on page 18.

     For more detail, you should read the exhibits, financial statements, notes and schedules filed with our registration statement.

ABOUT MONONGAHELA POWER COMPANY

     Monongahela Power Company is an electric and gas utility operating in northern West Virginia and an adjacent portion of Ohio. It also owns generating capacity in Pennsylvania. We are a wholly-owned subsidiary of Allegheny Energy, Inc. and, together with West Penn Power Company and The Potomac Edison Company, comprise the Allegheny Power integrated electric utility system. 92% of Monongahela Power Company's retail customers are located in West Virginia, and the remainder are in Ohio.

Potential Restructuring

     Starting on January 1, 2001, all customers in Ohio will be able to choose their electricity supplier. This marks the beginning of a multi-year transition to market rates. Total electric rates will be frozen over this period, and residential customers are guaranteed a five percent cut in the generation portion of their rates, unless this reduction would unduly impair market entry. We have filed a transition plan with the Public Utilities Commission of Ohio which contemplates, pursuant to the Ohio restructuring statute, transferring to our affiliate, Allegheny Energy Supply Company, LLC, our generating assets that are allocated to servicing Ohio customers. By law, the Ohio Commission must act on our request by the end of October 2000.

     In December 1999, the West Virginia Public Service Commission concluded that public interest would be best served by opening the supply of electricity to market competition. On March 11, 2000, the West Virginia legislature approved a plan that will allow market competition, but provided that this plan cannot be implemented until certain tax issues are resolved and the legislature takes further action to implement it. The legislative plan contemplates the transfer of our electric generating assets to unregulated entities on or after the date customers are permitted to choose their power supplier. We expect that the legislature will take
implementing action during the first half of 2001.   At that time, we
expect to transfer our generating assets that are allocated to servicing our customers in West Virginia to Allegheny Energy Supply. There can be no assurance, however, that the West Virginia legislature will take the further action which is required to implement the deregulation plan and our proposed asset transfer.

     Even with legislative authorization, we cannot commence a transfer of West Virginia generating assets, until we receive the approval of the SEC pursuant to the Public Utility Holding Company Act of 1935. We must also obtain approval from the Federal Energy Regulatory Commission. We cannot assure you when or even if restructuring in West Virginia will be accomplished.

USE OF PROCEEDS

     Unless otherwise indicated in the prospectus supplement, we will use the net proceeds from the sale of the Securities for the proposed acquisition of Mountaineer Gas Company, and for general corporate purposes, including the refinancing of debt and the financing of our construction program.

     Allegheny Energy Inc., our parent, announced in December 1999 that it had entered into a stock purchase agreement to acquire Mountaineer Gas Company for $323 million ($100 million of which may be assumed debt), subject to certain adjustments. At that time, Allegheny Energy Inc. also announced its intention to assign all its rights under the agreement to us. On May 11, 2000, the Public Service Commission of West Virginia approved our acquisition of Mountaineer Gas Company. This purchase will not occur, however, until we also receive approval from the SEC pursuant to the Public Utility Holding Company Act of 1935.

Our Construction Program

     Our construction expenditures in 1999 amounted to $82.4 million. In 2000 and 2001, these expenditures are expected to total $75 million and $72.4 million, respectively. Our total actual environmental expenditures for the construction of environmental control technology in 1999 amounted to $16.1 million. The 2000 and 2001 estimated expenditures include $27.2 million and $33.8 million, respectively, for construction of environmental control technology. These estimates, however, might be revised.

     We anticipate that as West Virginia and Ohio move to a competitive market for the supply of electricity, and our generating assets are transferred to Allegheny Energy Supply, any obligations we may have at that time to supply electricity can be met by purchasing electricity in the market or from Allegheny Energy Supply. Accordingly, costs related to the generation of electricity, including construction and fuel expenditures, will be borne by others.

     In connection with our construction program, we must estimate the availability and cost of capital as well as the future demands of our customers that are subject to regional, national and international developments, changing business conditions, and other factors. The construction of facilities and their cost are affected by laws and regulations, lead times in manufacturing, availability of labor, materials and supplies, inflation, interest rates, and licensing, rate, environmental and other proceedings before regulatory authorities. Decisions regarding construction of facilities must also take into account retail competition. As a result, our future plans are subject to continuing review and substantial change.

     We have financed our construction program through funds we have generated from operations and through the sale of a variety of debt and equity securities, equity investments by our parent company Allegheny Energy, Inc. and, where necessary, interim short-term debt. Our future ability to finance our construction program by these means depends on many factors, including the effects of competition, our ability to obtain credit, rate levels sufficient for us to generate funds, and revenues adequate to both produce a satisfactory return on the common equity portion of our capital structure and to allow us to issue new securities.

RATIOS OF EARNINGS TO FIXED CHARGES

     Our consolidated ratios of earnings to fixed charges for each of the fiscal years ended December 31, 1995 through 1999 are as follows:


Years Ended December 31

1995     1996     1997     1998     1999
X3.68    X3.44    x4.14    X4.40    X4.69

     Our consolidated ratio of earnings to fixed charges for the twelve months ended March 31, 2000 was x4.49.

     For purposes of computing these ratios, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of: (a) interest expenses and amortization of debt expenses as reported in our consolidated financial statements; (b) dividends on preferred stock of subsidiary companies; and (c) the portion of net rental expense which is deemed representative of the interest factor inherent in rents.

DESCRIPTION OF SECURITIES WE MAY OFFER

     As required by U.S. federal law for all debt securities of companies that are publicly offered, the Securities issued under this prospectus are governed by an "Indenture". The Indenture governing the First Mortgage Bonds is a contract between us and Citibank, N.A. The Indenture governing our unsecured debt securities will be a contract between us and Bank One Trust Company, N.A. Each of these banks currently acts as "Trustee" under the Indenture to which it is a party.

Each Trustee has two main roles:

$ First, the Trustee can enforce your rights against us if we default. There are some limitations on the extent to which the Trustee acts on your behalf.

$ Second, the Trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

     In this description, we refer to the First Mortgage Bonds as "New Bonds" and the unsecured debt securities as the "New Debt Securities". "Bond" means any bond that has been, or will be, delivered under the Indenture that governs the New Bonds. A copy of each Indenture is filed as an exhibit to the registration statement relating to the Securities.

     Each Indenture permits us to issue different series of Securities from time to time. We may issue securities in such amounts, at such times and on such terms as we wish. The Securities may differ from one another in their terms.

     Securities may be sold at prices substantially below their face value, and may be denominated in foreign currencies. The prospectus supplement will describe:

$ special United States federal income tax or other considerations, if any, with respect to Securities sold at original issue discount.

$ special United States federal income tax and other considerations, if any, with respect to Securities which are denominated in a currency or currency unit other than United States dollars.

     Unless otherwise indicated in the prospectus supplement, the covenants contained in the Indentures and the Securities will not afford holders of the Securities protection in the event of a sudden decline in credit rating that might, for example, result from a highly leveraged transaction.

     The Indentures do not limit the aggregate amount of New Debt
Securities that we may issue, nor do they limit the aggregate amount of any particular series.

THIS SECTION IS ONLY A SUMMARY

     The Indentures, any Supplemental Indentures and your Security contain the full legal text of the matters described in this section. A copy of each Indenture has been filed with the SEC as part of our registration statement. See "Where You Can Find More Information" on page 18 for information on how to obtain a copy.

     This section summarizes the material terms that will apply generally to the Securities. Each particular Security will have financial and other terms specific to it, and the specific terms of each Security will be described in the prospectus supplement. Those terms may vary from the terms described here. As you read this section, therefore, please remember that the specific terms of your Security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. The statements we make in this section may not apply to your Security.


     In the remainder of this description "you" means direct holders and not "Street Name" or other indirect holders of Securities. Indirect holders should read the subsection on page 15 entitled "'Street Name' and Other Indirect Holders".

DESCRIPTION OF NEW BONDS

Form, Exchange and Transfer

      The New Bonds will be issued:

$    only in fully registered form;

$    without interest coupons; and

$    in denominations that are even multiples of $1,000.

     You may have your New Bonds broken into more New Bonds of smaller denominations or combined into fewer New Bonds of larger denominations, as long as the total principal amount is not changed. This is called an "exchange". (Article II, Section 8)

     You may exchange or transfer New Bonds at the office of the entity performing the role of maintaining the list of registered holders, known as the "Security Registrar", or at the office of any transfer agent designated by us for that purpose. (Article II, Section 10)

     You will not be required to pay a service charge to transfer or exchange New Bonds, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the Security Registrar or transfer agent, as applicable, is satisfied with your proof of ownership. (Article II, Section 10)

     If the New Bonds are redeemable and we redeem less than all of the New Bonds of a particular series, we may block the transfer or exchange of New Bonds during the period beginning 5 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of New Bonds selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any New Bonds being partially redeemed. (Article II, Section 10)

Additional New Bonds

     Additional New Bonds may be issued in an amount up to:

$ 60% of the net bondable value (which we estimate was approximately $540,000,000 on December 31, 1999) of property additions that are not subject to an unfunded prior lien (Article III, Section 4);

$ the principal amount of Bonds that have been, or will be retired (Article III, Section 6); and

$    the amount of any cash deposited with the Trustee(Article III, Section
     5).

     Additional New Bonds may not be issued unless our net earnings over a certain period (12 out of the 15 preceding months) that are available for interest, after a provision for depreciation but before income taxes, are at least twice the annual interest charges on all Bonds and prior lien Bonds then outstanding and any New Bonds applied for (Article III, Section 3).

     Cash that we have deposited for an issue of New Bonds may be withdrawn in an amount equal to either:

$ 60% of the net bondable value of property additions that are not subject to a prior lien, or

$ the aggregate principal amount of certain Bonds that have been retired or will be retired.

     We expect to offer the New Bonds on the basis of property additions, cash deposited with the Trustee or Bonds that have been retired or will be retired. (Article VIII, Section 3)

Security

     The New Bonds are secured by a direct first lien on all the real estate and franchises that we now own or may own in the future.

This lien is subject to:

$    statutory liens;
$    taxes;
$    other permitted liens and encumbrances; and
$ the rights of others to certain after-acquired property. (Article I, Definitions)

This lien does not extend to:

$    any bills;
$    notes;
$    accounts receivable;
$    cash;
$    agreements;
$    unpledged securities;
$    materials and supplies; and
$    certain other assets.  (Ninth, Preamble)

Payment and Paying Agents

     We will pay interest to you if you are a direct holder listed in the records of the Security Registrar or of the transfer agent, as applicable, at the close of business on a particular day. That particular day is called the "Regular Record Date" and is stated in the prospectus supplement.

     We will pay interest, principal and any other money due on the New Bonds at the Trustee=s corporate trust office. You must make arrangements to have your payments picked up or wired from that office. We may also choose to pay interest by mailing checks.


"Street Name" and other indirect holders should consult their banks or brokers for information on how they will receive payments.

     We may also arrange for additional payment offices and may cancel or change these offices, including our use of the Trustee's corporate trust office. These offices are called "Paying Agents". We are required to maintain a Paying Agent in each Place of Payment for the New Bonds. We must notify you of changes in the Paying Agents for the New Bonds. (Article IV, Section 4)

Mergers and Similar Events

     We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell substantially all of our assets to another firm or to buy substantially all of the assets of another firm. However, we may not take any of these actions unless the following conditions, among others, are met:

$ Where we merge out of existence, sell or lease our assets, the merger, sale of assets or lease may not affect the direct first lien on all the real estate and franchises that we now own or may own in the future, and the other firm must agree to be legally responsible for the New Bonds.

$ The merger, sale of assets or other transaction must not cause a default on the New Bonds, and we must not already be in default. (Article XII, Sections 1 and 3)

Modification

     There are two methods of modifying the Indenture and the New Bonds.

     Changes Requiring Your Approval.   First, there are two changes that
cannot be made to your New Bonds without your specific approval:

$ any change to the terms of payment of the principal of or interest on your New Bonds; and

$ any reduction in the percentage of holders of Bonds whose consent is needed to modify or amend the Indenture. (Article XV, Section 6)

     Changes Requiring a SuperMajority Vote. The second type of change to the Indenture and the Bonds is the kind that requires a vote in favor by holders of Bonds owning 75% of the principal amount of the total amount of outstanding Bonds and, if not all series are affected, a vote in favor by holders of Bonds owning 75% of the principal amount of each affected series. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the Bonds. (Article XV, Section 6)

Covenants

     The prospectus supplement for the New Bonds may set forth restrictive covenants with respect to your New Bonds.

Events of Default

      You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection.

     What is an Event of Default? The term "Event of Default" for the New Bonds means any of the following:

$ We do not pay the principal of or any premium on a New Bond on its due date.

$    We do not pay interest on a New Bond on its due date.

$ We do not deposit any improvement and sinking, renewal and replacement or similar fund payment on its due date.

$ We remain in breach of a covenant of the Indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of 15% of the Bonds.

$ We file for bankruptcy or certain other events in bankruptcy, insolvency orreorganization occur.

$ We fail to meet other requirements of the Indenture. (Article IX, Section 1)

     Remedies if an Event of Default Occurs. If an Event of Default has occurred and has not been cured, the Trustee or the holders of 25% in principal amount of all Bonds may declare the entire principal amount of all the Bonds to be due and immediately payable. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the New Bonds will be automatically accelerated, without any action by the Trustee or any holder. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the New Bonds. (Article IX, Section 1)

     Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustee reasonable
protection from expenses and liability (called an "indemnity").   If
reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding New Bonds of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee (Article XIII, Section
1).

     Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the New Bonds, the following must occur:

$ You must give the Trustee written notice that an Event of Default has occurred and remains uncured.

$ The holders of 25% in principal amount of all outstanding Bonds must make a written request that the Trustee take action because of the default, and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action.

$ The Trustee must have refused or neglected to take action within a reasonable time and after receipt of the notice and offer of indemnity.

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your New Bond on or after its due date. (Article IX, Section 12)

"Street Name" and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee.

     We will furnish to the Trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the Bonds, or else specifying any default.

DESCRIPTION OF THE NEW DEBT SECURITIES

Form, Exchange and Transfer

The New Debt Securities will be issued:

$    only in fully registered form;

$    without interest coupons; and

$    in denominations that are even multiples of $1,000.  (Section 302)

     The Indenture will not limit the aggregate amount of New Debt Securities that we may issue, nor will it limit the aggregate amount of any particular series.

          You may have your New Debt Securities broken into more New Debt Securities of smaller denominations or combined into fewer New Debt Securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange".

     You may exchange or transfer New Debt Securities at the office of the entity performing the role of maintaining the list of registered holders, known as the "Security Registrar", or at the office of any transfer agent designated by us for that purpose. (Section 305)

     You will not be required to pay a service charge to transfer or exchange New Debt Securities, but you may be required to pay any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the Security Registrar or transfer agent, as applicable, is satisfied with your proof of ownership.

     If the New Debt Securities are redeemable and we redeem less than all of the New Debt Securities of a particular series, we may block the transfer or exchange of New Debt Securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of New Debt Securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any New Debt Security being partially redeemed. (Section 305)

Subordination

     The prospectus supplement for your series of New Debt Securities will say whether the New Debt Securities are subordinated securities. If so, the payment of principal, any premium and interest on the New Debt Securities will be subordinated in right of payment to the prior payment in full of our "Senior Debt". This means that in certain circumstances where we may not be making payments on all of our debt obligations as they come due, the holders of all of our Senior Debt will be entitled to receive payment in full of all amounts that are due or will become due on the Senior Debt before you and the other direct holders of New Debt Securities will be entitled to receive any amounts on the New Debt Securities. These circumstances include:

$ We make a payment or distribute assets to creditors upon any liquidation, dissolution, winding up or reorganization of our company, or as part of an assignment or marshalling of our assets for the benefit of our creditors; or

$ We file for bankruptcy or certain other events in bankruptcy, insolvency or similar proceedings occur. (Section 1403)

     In addition, we are not permitted to make payments of principal, any premium or interest on the New Debt Securities if we default in our obligation to make payments on Senior Debt and do not cure such default, or if an event of default that permits the holders of Senior Debt to accelerate the maturity of the Senior Debt occurs.(Section 1402)

     These subordination provisions mean that if we are insolvent, a holder of our Senior Debt may ultimately receive out of our assets more than a holder of the same amount of our subordinated debt securities (such as the New Debt Securities).

     Senior Debt includes all of our indebtedness evidenced by notes, debentures, bonds (including the New Bonds) or other securities and any indebtedness which we have assumed or guaranteed in any way, even on a contingent basis. Senior Debt also generally includes any renewals, extensions or refundings of the indebtedness described in the preceding sentence.

     At April 30, 2000, we owed a total of approximately $310,850,000 of Senior Debt. The Indenture will not limit the amount of Senior Debt we are permitted to have and we may in the future incur additional Senior Debt.

Payment and Paying Agents

     We will pay interest to you if you are a direct holder listed in the records of the Security Registrar or of the transfer agent, as applicable, at the close of business on a particular day in advance of each due date for interest, even if you no longer own the New Debt Security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "Regular Record Date" and is stated in the prospectus supplement. (Section 307)

     Holders buying and selling New Debt Securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the Regular Record Date. The most common manner is to adjust the sales price of the New Debt Securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called "accrued interest".


     We will pay interest, principal and any other money due on the New Debt Securities at the Trustee=s corporate trust office. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.


"Street Name" and other indirect holders should consult their banks or brokers for information on how they will receive payments.

     We may also arrange for additional payment offices and may cancel or change these offices, including our use of the Trustee's corporate trust office. These offices are called "Paying Agents". We are required to maintain a Paying Agent in each Place of Payment for the New Debt Securities. We must notify you of changes in the Paying Agents for any particular series of New Debt Securities. (Section 1002)

     All interest, principal and any other money due on the New Debt Securities that is paid by us to a Paying Agent and remains unclaimed for two years after the date on which the payment was due will be repaid to us. The holder of this New Debt Security may then seek payment of the unclaimed amount only from us. (Section 1003)

Mergers and Similar Events

     We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell substantially all of our assets to another firm or to buy substantially all of the assets of another firm. However, we may not take any of these actions unless the following conditions, among others, are met:

$ Where we merge out of existence or sell our assets, the other firm may not be organized under a foreign country's laws (that is, it must be a corporation, partnership, trust or other entity organized under the laws of a State or the District of Columbia or under federal law) and it must agree to be legally responsible for the New Debt Securities.

$ The merger, sale of assets or other transaction must not cause a default on the New Debt Securities, and we must not already be in default (unless the merger or other transaction would cure the default). (Section 801)

Modification and Waiver

     There are three types of changes we can make to the Indenture and the New Debt Securities.

     Changes Requiring Your Approval.   First, there are changes that
cannot be made to your New Debt Securities without your specific approval. Following is a list of those types of changes:

$ change the stated maturity of the principal of or interest on any New Debt Security

$    reduce any amounts due on any New Debt Security

$ reduce the amount of principal payable upon acceleration of the maturity of any New Debt Security following a default

$    change the place or currency of payment on any New Debt Security

$    impair your right to sue for payment

$ reduce the percentage of holders of New Debt Securities whose consent is needed to modify or amend the Indenture

$ reduce the percentage of holders of New Debt Securities whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults

$ modify any other aspect of the provisions dealing with modification and waiver of the Indenture (Section 902)

     Changes Requiring a Majority Vote. The second type of change to the Indenture and the New Debt Securities is the kind that requires a vote in favor by holders of New Debt Securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the New Debt Securities. The same vote would be required for us to obtain a waiver of all or part of the Restrictive Covenants described later on page 13, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the Indenture or the New Debt Securities listed in the first category described above under "Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. (Section 513)

     Changes Not Requiring Approval. The third type of change does not require any approval by holders of New Debt Securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the New Debt Securities.

     Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a New Debt Security:

$ For discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the New Debt Securities were accelerated to that date because of a default.

$ For New Debt Securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that New Debt Security described in the prospectus supplement.

$ For New Debt Securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

     New Debt Securities will not be considered outstanding, and therefore are not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. New Debt Securities will also not be eligible to vote if they have been fully defeased as described later on page 13 under "Full Defeasance". (Section 101)

     We generally will be entitled to set any day as a record date for the purpose of determining the holders of outstanding New Debt Securities that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders. If we or the Trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding New Debt Securities of that series on the record date and must be taken within 180 days following the record date or a shorter period that we may specify (or as the Trustee may specify if it sets the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section
104)

"Street Name" and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the Debt Securities or request a waiver.

Covenants

The prospectus supplement for your series of New Debt Securities may set forth restrictive covenants with respect to your New Debt Security.

Defeasance

     The following discussion of full defeasance and covenant defeasance will be applicable to your series of New Debt Securities only if we choose to have them apply to that series. If we do so choose, we will inform you of this decision in the prospectus supplement. (Section 1301)

     Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the New Debt Securities (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

$ We must deposit in trust for your benefit and the benefit of all other direct holders of the New Debt Securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the New Debt Securities on their various due dates.

$ There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the New Debt Securities any differently than if we did not make the deposit and just repaid the New Debt Securities ourselves. (Under current federal tax law, the deposit and our legal release from the New Debt Securities would be treated as though we took back your New Debt Securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the New Debt Securities you give back to us.)

$ We must deliver to the Trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 1302 and 1304)

$ If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the New Debt Securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

     Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the New Debt Securities that may be described in the applicable prospectus supplement. This is called "covenant defeasance". In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the New Debt Securities. In order to achieve covenant defeasance, we must do the following:

$ We must deposit in trust for your benefit and the benefit of all other direct holders of the New Debt Securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the New Debt Securities on their various due dates.

$ We must deliver to the Trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the New Debt Securities any differently than if we did not make the deposit and just repaid the New Debt Securities ourselves.

     If we accomplish covenant defeasance, the following provisions of the Indenture and the New Debt Securities would no longer apply:

$ Covenants applicable to the series of New Debt Securities and described in the prospectus supplement.

$ The Events of Default relating to breach of covenants and acceleration of the maturity of other debt, described later on page 14 under "What Is an Event of Default?".

     If we accomplish covenant defeasance, you can still look to us for repayment of the New Debt Securities if there is a shortfall in the trust deposit. In fact, if one of the remaining Events of Default occurs (such as our bankruptcy) and the New Debt Securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

Events of Default

     You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection.

     What Is An Event of Default? The term "Event of Default" for the New Debt Securities means any of the following:

$ We do not pay the principal of or any premium on a New Debt Security on its due date.

$ We do not pay interest on a New Debt Security within 30 days of its due date.

$     We do not deposit any sinking fund payment on its due date.

$ We remain in breach of a covenant of the Indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of 10% of the principal amount of New Debt Securities of the affected series.

$ We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

$ Any other Event of Default described in the prospectus supplement occurs. (Section 501)

     Remedies If an Event of Default Occurs. If an Event of Default has occurred and has not been cured, the Trustee or the holders of 25% in principal amount of the New Debt Securities of the affected series may declare the entire principal amount of all the New Debt Securities of that series to be due and immediately payable. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the New Debt Securities of that series will be automatically accelerated, without any action by the Trustee or any holder. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the New Debt Securities of the affected series. (Section 502)

     Except in cases of default where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any holders unless the Holders offer the Trustee reasonable protection from expenses and liability (called an "indemnity"). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding New Debt Securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. These majority holders may also direct the Trustee in performing any other action under the Indenture. (Section 512)

     Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the New Debt Securities, the following must occur:

$ You must give the Trustee written notice that an Event of Default has occurred and remains uncured.

$ The holders of 25% in principal amount of all outstanding New Debt Securities of the relevant series must make a written request that the Trustee take action because of the default, and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action.

$ The Trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity. (Section 507)

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your New Debt Security on or after its due date. (Section 508)

"Street Name" and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and to make or cancel a declaration of acceleration.

     We will furnish to the Trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the New Debt Securities, or else specifying any default. (Section 1004)

LEGAL OWNERSHIP

"Street Name" and Other Indirect Holders

     Investors who hold Securities in accounts at banks or brokers will generally not be recognized by us as legal holders of Securities. This is called holding in "Street Name". Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required to forfeit these securities payments. If your New Securities are in "Street Name," you should check with your own institution to find out:

$    How it handles securities payments and notices.

$    Whether it imposes fees or charges.

$    How it would handle voting if ever required.

$ Whether and how you can instruct it to send you Debt Securities registered in your own name so you can be a direct holder as described below.

$ How it would pursue rights under the Debt Securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

     Our obligations, as well as the obligations of the Trustee and those of any third parties employed by us or either Trustee, run only to Persons who are registered as holders of Securities. As noted above, we do not have obligations to you if you hold in "Street Name" or other indirect means, either because you choose to hold Securities in that manner or because the Securities are issued in the form of Global Securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a "Street Name" customer but does not fulfill this obligation.

REGARDING THE TRUSTEES

     The Trustee under the Indenture for the New Bonds is Citibank, N.A., with whom we maintain normal banking arrangements. The Trustee under the Indenture for the New Debt Securities will be Bank One Trust Company, N.A., with whom we also maintain normal banking arrangements.

If an event of default (or an event that would be an event of default if the requirements for giving us default notice or for our default having to exist for a specific period of time were disregarded) occurs, one or both of the Trustees may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939 with respect to the Securities. In that case, one or both of the Trustees may be required to resign as trustee and we would be required to appoint one or more successor trustees.

Global Securities

     What is a Global Security? A Global Security is a special type of indirectly-held Security, as described above under "'Street Name' and Other Indirect Holders". We may choose to issue some or all of the Securities in the form of Global Securities, in which case the ultimate beneficial owners can only be indirect holders. We do this by requiring that the Global Security be registered in the name of a financial institution we select and by requiring that the Securities included in the Global Security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the Global Security is called the "Depositary". Any person wishing to own a Global Security must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the Depositary. The prospectus supplement will indicate whether your series of Securities will be issued only in the form of Global Securities.

     Special Investor Considerations for Global Securities. As an indirect holder, an investor's rights relating to a Global Security will be governed by the account rules of the investor's financial institution and of the Depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of Securities and instead deal only with the Depositary that holds the Global Security.

     An investor should be aware that if Securities are issued only in the form of Global Securities:

*     The investor cannot get Securities registered in his or her own name.

$ The investor cannot receive physical certificates for his or her interest in the Securities.

$ The investor will be a "Street Name" holder and must look to his or her own bank or broker for payments on the Securities and protection of his or her legal rights relating to the Securities. See the discussion above "'Street Name' and Other Indirect Holders".

$ The Depositary's policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the Global Security. We and each Trustee have no responsibility for any aspect of the Depositary's actions or for its records of ownership interests in the Global Security. We and each Trustee also do not supervise the Depositary in any way.

$ The laws of some jurisdictions require that certain purchasers receive physical certificates for their interests in the securities. These laws may impair the ability to transfer beneficial interests in a Global Security.

     Special Situations When a Global Security Will Be Terminated. In a few special situations described later, a Global Security will terminate and interests in it will be exchanged for physical certificates representing Securities. After that exchange, the choice of whether to hold Securities directly or in "Street Name" will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in Securities transferred to their own name so that they will be direct holders. The rights of "Street Name" investors and direct holders in the Securities have been described above under "'Street Name' and Other Indirect Holders" and "Direct Holders" on page 15.

     The special situations for termination of a Global Security are:

$ When the Depositary notifies us that it is unwilling, unable or no longer qualified to continue as Depositary.

$ When an event of default on the Securities has occurred and has not been cured. (Defaults are discussed above).

    The prospectus supplement may also list additional situations for terminating a Global Security that would apply only to the particular series of Securities covered by the prospectus supplement. When a Global Security terminates, the Depositary (and not the company or each Trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell Securities:

$ to or through underwriting syndicates represented by managing underwriters;

$ through one or more underwriters without a syndicate for them to offer and sell to the public;

$     through dealers or agents; and

$ to investors directly in negotiated sales or in competitively bid transactions.

     Any underwriter or agent involved in the offer and sale of any series of the Securities will be named in the prospectus supplement.

     The prospectus supplement for each series of Securities will describe:

$ the terms of the offering of these Securities, including the name of the agent or the name or names of any underwriters;

$    the public offering or purchase price;

$ any discounts and commissions to be allowed or paid to the agent or underwriters and all other items constituting underwriting compensation;

$    any discounts and commissions to be allowed or paid to dealers; and

$    other specific terms of the particular Securities.

     Only the agents or underwriters named in a prospectus supplement are agents or underwriters in connection with the Securities being offered by that prospectus supplement.

     Underwriters, agents and dealers may be entitled, under agreements with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

     Underwriters to whom Securities are sold by us for public offering and sale are obliged to purchase all of those particular Securities if any are purchased. This obligation is subject to certain conditions and may be modified in the applicable prospectus supplement.

     Underwriters, dealers or agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

VALIDITY OF DEBT SECURITIES

    Sullivan & Cromwell, New York, New York, will pass upon the validity of the Securities for us. Simpson Thacher & Bartlett, New York, New York, will pass upon the validity of the Securities for any underwriters or agents. On matters of local law, these firms will rely on Robert R. Winter, Esq., Vice President and Deputy General Counsel of Monogahela Power Company.

EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Debt Securities that we have registered.

$    The Annual Report on Form 10-K for the year ended December 31, 1999;
$     The Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;
      and
$    The Current Report on Form 8-K filed March 9, 2000.

    You may request a copy of these filings, excluding any filed exhibits, at no cost by writing or telephoning us at the following address or telephone number:

Monongahela Power Company
1310 Fairmont Avenue, P.O. Box 1392
Fairmont, WV  26555-1392
Attention:     Thomas C. Sheppard, Jr.
Assistant Secretary
Telephone: (304) 367-3432

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

     TABLE OF CONTENTS


                                             Page
About This Prospectus                          3
About Monongahela Power Company                3
Use of Proceeds                                4
Ratio of Earnings to Fixed Charges             4
Description of Securities We May Offer         5
Regarding the Trustees                        15
Plan of Distribution                          17
Validity of Debt Securities                   17
Experts                                       17
Where You Can Find More Information           18




                                  Monongahela Power Company






                                 First Mortgage Bonds and
                                 Unsecured Debt Securities











                                       PROSPECTUS




                                      May 31, 2000

                                         PART II
                          INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.



                                                               Estimated
                                                                Amounts

Filing fee, Securities and Exchange Commission                   $ !

Rating agency fees                                               $ !

Cost of printing and engraving                                   $ !

Services of counsel                                              $ !

Depositary=s and Trustees= fees and expenses                     $ !

Services of independent accountants                              $ !

Miscellaneous                                                    $

Total                                                            $


Item 15. Indemnification of Directors and Officers.

     Under Article VI of the Code of Regulations of the Company and Section 1701.13 of the Ohio General Corporation Law, directors and officers are entitled to indemnification by the Company against liability which they may incur in their respective capacities as directors and officers under certain circumstances. Directors= and Officers= Liability Insurance is carried in an amount of $85,000,000 with a $500,000 corporate reimbursement.

     In the Purchase Agreement, each Purchaser will agree to indemnify the directors and certain officers of the company against liabilities resulting from information a Purchaser supplies for the Registration Statement.

Item 16. Exhibits.

Exhibit
Number

1(a) Standard Purchase Agreement Provisions - Debt Securities (to be filed as an Exhibit by means of a Form 8-K)
1(b) First Mortgage Bond Standard Purchase Agreement Provisions (to be filed as an Exhibit by means of a Form 8-K)
4(a) Indenture dated as of May 22, 2000, relating to New Debt Securities. 4(b) Form of New Debt Securities (filed as part of Exhibit 4(a) hereto).
4(c) Form of New Bonds (contained in Form of Supplemental Indenture designated Exhibit 4(e)).
4(d) Indenture dated as of August 1, 1945, and certain Supplemental Indentures (incorporated herein by reference from the following documents: S 2-5819, exh. 7(f), S 2-8881, exh. 7(b), S 2-10548, exh.
      4(b), S 2-14763, exh. 2(b) (i), Forms 8-K of the Company (1-268-2) dated November 21, 1991, July 15, 1992, September 1, 1992, April 29, 1993 and
      May 23, 1995). There are omitted the Supplemental Indentures which do more than subject property to the lien of the above Indenture since they are not considered constituent instruments defining the rights of the holders of long-term debt within the meaning of Instruction 2, to Item 601 of Regulation S-K under the Securities Act. The Company agrees to furnish the Commission on its request with copies of such Supplemental Indentures.
4(e)  Form of Supplemental Indenture.
5     Opinion of Sullivan & Cromwell.
12    Statement re: Computation of Ratios.
23(a) Consent of Independent Accountants, PricewaterhouseCoopers LLP.

23(b) Consent of Sullivan & Cromwell (filed as part of Exhibit 5 hereto). 25(a) Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Citibank, N.A.
25(b) Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Bank One Trust Company, N.A.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the ACalculation of Registration Fee@ table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant=s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                         II-2

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                                       SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 11th day of May, 2000.

                                         MONONGAHELA POWER COMPANY

                                         By: \S\ ALAN J. NOIA

                                         Alan J. Noia
                                         Chairman of the Board Chief
Executive Officer

     KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of Monongahela Power Company, an Ohio corporation, for himself or herself and not for one another, does hereby constitute and appoint THOMAS K. HENDERSON, ESQ. and TERENCE A. BURKE, ESQ. and each of them, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments, including post-effective amendments, to this Registration Statement, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and agent(s) and each of them full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully and to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself or herself hereby ratifies and confirms all that said attorneys and agent(s) or any one of them shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 11th, 2000.


Signature                           Title                            Date


\S\ ALAN J. NOIA              Chairman of the Board, Chief          05/11/00
(Alan J. Noia)                Executive Officer (Principal
                              Executive Officer)


\S\ MICHAEL P. MORRELL         Vice President C Finance (Principal  05/11/00
(Michael P. Morrell)          Financial Officer)


\S\ THOMAS J. KLOC            Controller                            05/11/00
(Thomas J. Kloc)              (Principal Accounting Officer)


\S\ ELEANOR BAUM              Director                              05/11/00
(Eleanor Baum)

\S\ WILLIAM L. BENNETT        Director                        05/11/00
(William L. Bennett)


\S\ PHILLIP E. LINT           Director                        05/11/00
(Phillip E. Lint)


\S\ FRANK A. METZ, JR.        Director                        05/11/00
(Frank A. Metz, Jr.)


\S\ MICHAEL P. MORRELL        Director                        05/11/00
(Michael P. Morrell)


\S\ ALAN J. NOIA              Director                        05/11/00
(Alan J. Noia)


\S\ JAY S. PIFER              Director                        05/11/00
(Jay S. Pifer)


\S\ STEVEN H. RICE            Director                        05/11/00
(Steven H. Rice)


\S\ GUNNAR E. SARSTEN         Director                        05/11/00
(Gunnar E. Sarsten)


\S\ PETER J. SKRGIC           Director                        05/11/00
(Peter J. Skrgic)


\S\ WENDELL F. HOLLAND        Director                        05/11/00
(Wendell F. Holland)

                                           II-5

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INDEX TO EXHIBITS


Exhibit                                                          Sequential
                                                                 page number

1(a)  Standard Purchase Agreement Provisions - Debt Securities.
      (to be filed as an Exhibit by means of a Form 8-K)
1(b)  First Mortgage Bond Standard Purchase Agreement Provisions.
      (to be filed as an Exhibit by means of a Form 8-K)
4(a)  Indenture dated as of May 22, 2000 relating to New Debt
      Securities.
4(b) Form of New Debt Securities (filed as part of Exhibit 4(a) hereto). 4(c) Form of New Bonds (contained in Form of Supplemental Indenture designated Exhibit 4(e)).
4(d) Indenture dated as of August 1, 1945, and certain Supplemental Indentures (incorporated herein by reference from the following documents: S 2-5819, exh. S 2-8881, exh. 7(b), S 2-10548, exh. 4(b),
      S 2-14763, exh. 2(b) (i), Forms 8-K of the Company (1-268-2)
      dated November 21, 1991, July 15, 1992, September 1, 1992, April 29, 1993 and May 23, 1995).
4(e)  Form of Supplemental Indenture.
5     Opinion of Sullivan & Cromwell.
12    Statement re: Computation of Ratios.
23(a) Consent of Independent Accountants, PricewaterhouseCoopers LLP.
23(b) Consent of Sullivan & Cromwell (filed as part of Exhibit 5 hereto). 25(a) Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Citibank, N.A.
25(b) Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Bank One Trust Company, N.A.

                                          II-6

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